Center Bancorp, Inc. Reports 219% Increase in Fourth Quarter 2008 Earnings and 52% Increase in Full-Year 2008 Net Income

UNION, NJ -- (MARKET WIRE) -- 01/30/2009 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, (UCNB) today reported operating results for the fourth quarter ended December 31, 2008. Earnings amounted to $1.7 million, or $0.13 per fully diluted common share, for the quarter ended December 31, 2008, as compared with earnings of $532,000, or $0.04 per fully diluted common share, for the quarter ended December 31, 2007.

Highlighted items reported in the fourth quarter:

■	Net income of $1.7 million for the fourth quarter of 2008 compared with net income of $532,000 for the fourth quarter of 2007.

■	EPS of $0.13 per fully diluted common share, compared with $0.04 per fully diluted common share for the comparable fourth quarter period of 2007.

■	Continued improvement in earning asset mix from the same quarter last year, as average loans increased by $117.7 million while average investment securities declined by $72.6 million.

■	Double digit loan growth, with average loans increasing to $5670.2 million for the quarter ended December 31, 2008 compared with $552.5 million for the comparable quarter in 2007.

■	Continued high credit quality. Non-performing assets amounted to 0.46% of total assets at December 31, 2008 compared to 0.43% at December 31, 2007.

■	Strong Tier 1 capital ratio was 7.71% at December 31, 2008, 7.78% at September 30, 2008, and 8.13% at December 31, 2007.

■
An improvement in net interest margin by 53 basis points for the fourth quarter of 2008 to 3.01%, compared to 2.48% for the comparable quarter of 2007. On a linked sequential quarter basis, net interest margin declined 8 basis points.

■	Efficiency ratio improved in the fourth quarter to 59.7% compared with 92.7% at December 31, 2007.

■	Total assets of $1.0 billion at December 31, 2008, which positions the Corporation as one of the largest New Jersey headquartered financial institutions.

■	A decline in deposits to $659.5 million at December 31, 2008 from $699.1 million at December 31, 2007, reflecting outflows of high cost single service volatile funding.

■	The common stock dividend declaration for the fourth quarter maintained the common stock cash dividend at $0.09 per common share payable February 1, 2009.

■
Book value per common share amounting to $6.29 at December 31, 2008 compared to $6.48 a year ago. Tangible book value per common share was $4.97 at December 31, 2008 compared to $5.17 at December 31, 2007.

Anthony C. Weagley, President and Chief Executive Officer, commenting on the fourth quarter results, indicated, "Center continues to achieve growth in core earnings performance and strength in the balance sheet, despite the global financial crisis and the difficult economic climate. The results for the period announced today reflect our continued progress in improving balance sheet asset mix, revenue growth and expense control. With these actions, we enter 2009 well positioned, despite adverse market conditions, to meet the challenges we face to our continued growth. Our sustained improvement in our balance sheet, continued growth in earnings, capital strength, strong liquidity and overall asset quality provides us a strong underpinning to further expand market share and to take advantage of any opportunities that arise in the future.”

Average loans for the fourth quarter grew by 21.3% over the comparable period in 2007 and 2.8% from the prior quarter in 2008. “The Corporation continues to focus on fundamentals with an emphasis on credit and asset quality. Our adequate allowance for loan loss levels, our ability to reduce credit exposures and our low credit losses provide us the opportunity to continue to manage risk exposures as we grow the loan portfolio. The increase in this quarter's loan loss provision was primarily related to one non-performing commercial real estate loan. Total loans grew by $15.0 million during the fourth quarter and are up $124.5 million from year-end 2007. At December 31, 2008, our non-performing loans equaled 0.11% of total loans, down from 0.71% a year ago. Net charge-offs for the fourth quarter were 0.15% of average loans on an annualized basis and 0.08% for the full-year 2008, well below industry peer levels,” added Mr. Weagley.

During the fourth quarter, the Corporation recorded gains related to employee benefit plans, which were fully offset by charges related to a termination of its lease obligation to build a branch in Cranford, New Jersey, coupled with impairment charges taken on investment holdings as a result of the market turmoil. Nonetheless, the results for the period continue to reflect the core growth in key performance areas of the Corporation -- asset growth, margin expansion and a reduction in operating overhead.

Quarterly Condensed Consolidated Income Statements (unaudited)

(Dollars in thousands, except per share data)
For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Net interest income	$6,823	$6,860	$6,429	$5,687	$5,172	$5,481
Provision for loan losses	425	465	521	150	150	100
Net interest income after provision for loan losses	6,398	6,395	5,908	5,537	5,022	5,381
Other income	615	47	1,116	866	874	911
Other expense	(4,754)	(4,578)	(5,188)	(4,953)	(6,034)	(6,080)
Income (loss) before income tax	2,259	1,864	1,836	1,450	(138)	212
Income tax expense (benefit)	560	346	428	233	(670)	(786)
NET INCOME	$1,699	$1,518	$1,408	$1,217	$532	$998
Earnings per share (basic)	$0.13	$0.12	$0.11	$0.09	$0.04	$0.07
Earnings per share (diluted)	$0.13	$0.12	$0.11	$0.09	$0.04	$0.07
Weighted average common shares outstanding:
Basic	12,989,304	12,990,441	13,070,868	13,144,747	13,441,082	13,864,272
Diluted	12,995,134	13,003,954	13,083,558	13,163,586	13,469,764	13,913,919

For the year ended December 31, 2008, net income amounted to $5.8 million, an increase of $2.0 million compared to the year ended December 31, 2007. Diluted earnings per common share for the year ended December 31, 2008 were $0.45 as compared with $0.28 for the same period in 2007. Earnings for both the current period and year-to-date reflect the progress that the Corporation is making in building a stronger balance sheet, maintaining strong credit quality and improving the future stability of revenue streams through expense reductions and building long term sustainable revenue growth.

Selected financial ratios (annualized where applicable)

As of or for the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	09/30/07
Return on average assets	0.66%	0.60%	0.57%	0.50%	0.22%	0.40%
Return on average equity	8.38%	7.55%	6.69%	5.60%	2.44%	4.21%
Net interest margin (tax equivalent basis)	3.01%	3.09%	3.00%	2.74%	2.48%	2.63%
Loan/Deposit ratio	102.53%	97.64%	101.61%	90.71%	78.91%	84.62%
Stockholders' equity/total assets	7.99%	7.73%	8.15%	8.58%	8.38%	9.49%
Efficiency ratio	59.7%	55.4%	67.7%	70.9%	92.7%	89.3%
Book value per share	$6.29	$6.21	$6.18	$6.51	$6.48	$6.85
Return on average tangible stockholders' equity	10.62%	9.60%	8.41%	6.98%	3.04%	5.15%
Tangible stockholders' equity/tangible assets	6.42%	6.19%	6.52%	6.98%	6.80%	7.88%
Tangible book value per share	$4.97	$4.89	$4.86	$5.20	$5.17	$5.59

Interest Income and Expense

The Corporation recorded net interest income on a fully taxable equivalent basis of $7.1 million for the three months ended December 31, 2008 as compared to $5.6 million for the comparable quarter in 2007. Interest income declined by $0.3 million while interest expense decreased by $1.8 million from the same period last year. Compared to 2007, average interest earning assets increased by $38.9 million while the net interest spread and net interest margin improved by 73 basis points and 53 basis points, respectively, due primarily to reduced funding costs. On a linked quarter basis, the net interest spread and margin decreased by 5 basis points and 8 basis points, respectively.

The Corporation recorded net interest income on a fully taxable equivalent basis of $27.1 million for the year ended December 31, 2008 as compared to $23.3 million for the comparable twelve-month period in 2007. Interest income declined by $2.7 million while interest expense decreased by $6.5 million from the same period last year. Compared to 2007, net interest earning assets declined by $8.8 million while the net interest spread and net interest margin improved by 66 basis points and 44 basis points, respectively, due primarily to reduced funding costs.

Steps were taken during the fourth quarter of 2008 to improve the Corporation's net interest margin by continuing to lower rates in concert with the decline in market benchmark rates, allowing a runoff of single service high rate deposits and more volatile municipal funding, thereby lowering the overall cost of funds without impairing the Corporation's liquidity cash position. The result was an improvement in margin from the comparable period in 2007. The recent actions of the Federal Open Market Committee (FOMC), lowering its benchmark interest rate to .25%, allowed the Corporation to further reduce liability costs in the later part of the fourth quarter. During the full twelve months of 2008, the Corporation was able to reduce rates in concert with FOMC actions and at the same time, improve its liability mix. During 2008, the Corporation secured approximately $55 million of longer-term funding with a weighted average rate of 2.90% in an effort to support continued loan growth.

The $6.5 million decline in interest expense for the year ended December 31, 2008 as compared with the same period last year reflects the runoff of higher cost deposits and the replacement with lower cost funding, due primarily to recent actions by the FOMC in lowering the target Federal funds rate. Compared to 2007, the Corporation’s average interest bearing deposits declined by $49.4 million in 2008, due primarily to the planned runoff of high cost deposits, while average borrowings, generally placed at favorable terms and rates, increased by $64.7 million.

Other Income

Total other income decreased $259,000 for the fourth quarter of 2008 compared with the comparable quarter of 2007, primarily as a result of net securities losses during the fourth quarter of 2008. During the fourth quarter of 2008, the Corporation incurred impairment charges of $370,000 in its securities portfolio. Excluding net securities gains (losses), the Corporation recorded other income of $871,000 in the three months ended December 31, 2008, compared to $917,000 in the three months ended December 31, 2007, a decrease of $46,000 or 5.0%. This decrease was due primarily to lower levels of service charges, commissions and fees and a decline in commissions from sales of mutual funds and annuities, offset in part by higher earnings from the appreciation in the cash surrender value of the Corporation's BOLI investment.

For the year ended December 31, 2008, total other income decreased $1.7 million as compared to 2007, primarily as a result of net securities losses and impairment charges in 2008 as compared to net securities gains in 2007. Excluding net securities gains (losses), the Corporation recorded other income of $3.8 million in the year ended December 31, 2008, compared to $3.5 million in 2007, an increase of 8.0%. This increase was primarily attributable to the recognition of $230,000 in tax-free proceeds in excess of contract value on the Corporation's BOLI due to the death of one insured participant. Additionally, the Corporation recognized higher service charges, commissions and fees and higher earnings from the appreciation in the cash surrender value of the Corporation's BOLI investment, partially offset by a decline in commissions from sales of mutual funds and annuities.

Quarterly Consolidated Non-Interest Income (unaudited)

(Dollars in thousands)
For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Service charges on deposit accounts	$376	$360	$383	$404	$399	$312
Commissions from mortgage broker activities	7	6	17	12	16	15
Loan related fees (LOC)	53	46	37	41	31	49
Commissions from sale of mutual funds and annuities	22	35	38	17	44	131
Debit card and ATM fees	113	124	130	125	132	126
Bank owned life insurance	247	507	228	221	217	223
Net securities gains (losses)	(256)	(1,075)	225	—	(43)	14
Other service charges and fees	53	44	58	46	78	41
Total other income	$615	$47	$1,116	$866	$874	$911

Other Expense

Other expense for the fourth quarter of 2008 totaled $4.8 million, a decrease of $1.3 million, or 21.2%, from the comparable period in 2007. Salary and benefit expense decreased by $0.6 million, or 27.3%, to $1.7 million. Other expense for the year ended December 31, 2008 totaled $19.5 million, a decrease of $5.1 million, or 20.8%, from 2007. Salary and benefit expense decreased by $2.9 million, or 25.6%, to $8.5 million for the year ended December 31, 2008. These reductions were primarily attributable to reductions in staff, pension curtailment and elimination of certain benefit plans. Full-time equivalent staffing levels were 160 at December 31, 2008 compared to 172 at December 31, 2007. During the third quarter of 2008, the Corporation recognized a $272,000 benefit relating to a lump-sum payment and termination of the directors retirement plan. During the fourth quarter of 2008, the Corporation recognized a $483,000 benefit relating to a lump-sum payment and termination of the benefit equalization plan. These benefits represented the difference between the actuarial present value of the lump-sum payments and the accrued liability previously recorded on the Corporation’s balance sheet. Other decreases were recognized in premises and equipment, professional fees and other general expenses, offset in part by an increase in occupancy costs. The increase in occupancy costs was due primarily to a $200,000 charge taken during the fourth quarter of 2008 relating to the termination of the Corporation's lease obligation to build a branch in Cranford, New Jersey.

The efficiency ratio for the fourth quarter of 2008 was 59.7% as compared to 92.7% in the fourth quarter of 2007. For the full-year 2008, the efficiency ratio was 63.1% as compared to 91.9% in the same period of 2007. The Corporation has moved ahead on its previously announced strategic outsourcing agreements, to aid in the realization of its goal to reduce operating overhead and shrink the infrastructure of the Corporation. The cost reduction plans resulted in the reduction of workforce by 12 staff positions in the second quarter, which in turn resulted in a one-time charge of $145,000 for the three-month period ended June 30, 2008 for severance and termination benefits. Additionally, the Corporation completed its outsourcing arrangement with Atlantic Central Bankers Bank, BITS program and the migration of its telecommunications lines to their service platform. The result of these initiatives is expected to result in annual cost savings of $600,000.

Quarterly Consolidated Non-Interest Expense (unaudited)

(Dollars in thousands)
For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Employee salaries and wages	$1,777	$1,752	$2,013	$1,896	$1,932	$3,551
Employee stock option expense	23	23	36	45	46	46
Health insurance and other employee benefits	(246)	(32)	285	218	237	(687)
Payroll taxes	139	167	182	179	124	183
Other employee related expenses	17	9	8	14	14	14
Total salaries and employee benefits	$1,710	$1,919	$2,524	$2,352	$2,353	$3,107

Occupancy, net	983	803	734	759	799	692
Premises and equipment	362	352	356	366	437	442
Professional and consulting	152	189	190	172	690	311
Stationary and printing	97	87	118	95	104	87
Marketing and advertising	144	145	188	160	179	152
Computer expense	229	238	226	141	150	151
Bank regulatory related expenses	55	54	55	58	58	60
Postage and delivery	69	67	65	78	57	73
ATM related expenses	59	61	62	60	59	63
Amortization of core deposit intangible	23	23	24	25	25	26
Other expenses	871	640	646	687	1,123	916
Total other expense	$4,754	$4, 578	$5,188	$4,953	$6,034	$6,080

Quarterly Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)
At quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Cash and due from banks	$15,031	$15,952	$16,172	$15,155	$20,541	$15,277
Fed funds and money market funds	-	-	-	45,300	49,490	-
Investments	242,714	284,349	253,780	281,746	314,194	343,979
Loans	676,203	661,157	631,221	565,025	551,669	550,847
Allowance for loan losses	(6,254)	(6,080)	(5,660)	(5,245)	(5,163)	(5,021)
Restricted investment in bank stocks, at cost	10,230	10,277	10,325	10,036	8,467	7,347
Premises and equipment, net	18,488	18,545	18,203	17,404	17,419	17,662
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	306	328	350	375	400	426
Bank owned life insurance	22,938	22,690	22,710	22,483	22,261	22,044
Other real estate owned	3,949	-	-	-	-	-
Other assets	22,884	18,756	22,531	26,084	21,563	18,425
TOTAL ASSETS	$1,023,293	$1,042,778	$986,436	$995,167	$1,017,645	$987,790
Deposits	659,537	677,144	621,190	622,924	699,070	650,999
Borrowings	273,595	281,046	279,585	279,024	223,264	237,744
Other liabilities	8,448	3,964	5,268	7,818	10,033	5,317
Stockholders' equity	81,713	80,624	80,393	85,401	85,278	93,730
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,023,293	$1,042,778	$986,436	$995,167	$1,017,645	$987,790

Condensed Consolidated Average Balance Sheets (unaudited)

(Dollars in thousands)
For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Investments, Fed funds, and other	$272,507	$273,337	$301,118	$326,397	$351,302	$362,119
Loans	670,212	651,766	601,655	565,654	552,521	538,798
Allowance for loan losses	(6,235)	(5,840)	(5,404)	(5,237)	(5,077)	(4,984)
All other assets	95,514	93,535	91,631	93,088	91,016	90,533
TOTAL ASSETS	$1,031,998	$1,012,798	$989,000	$979,902	$989,762	$986,466
Deposits-interest bearing	554,652	521,459	499,342	519,295	564,334	557,555
Deposits-non interest bearing	112,936	118,623	114,744	112,695	115,859	128,449
Borrowings	278,524	288,002	284,264	251,222	216,761	200,257
Other liabilities	4,798	4,321	6,508	9,769	5,543	5,372
Stockholders’ equity	81,088	80,393	84,142	86,921	87,265	94,833
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$1,031,998	$1,012,798	$989,000	$979,902	$989,762	$986,466

Loans

The Corporation had total loans of $676.2 million at December 31, 2008, a $124.5 million, or 22.6%, increase from December 31, 2007. Loan growth continued during the quarter in the Corporation’s commercial real estate related segment of the portfolio. At December 31, 2008, the Corporation had $9.8 million in overall undispersed loan commitments which are expected to fund over the next 90 days.

Loan originations and pipelines for the quarter increased in the commercial sector, primarily in the commercial real estate segment of the loan portfolio. “We continue to gain a high profile presence in New Jersey and as a result continue to achieve loan and customer growth. The growth has been client relationship oriented which allows our Bank to continue to grow the portfolio with high asset quality. Our current pipelines reflect a continued demand for loans and we are confident that we will continue to build our loan volume throughout 2009. The current financial crisis and overall economic climate could dampen activity in all sectors of the portfolio; however, we feel that our positioning as a strong commercial Bank will support continued growth in the portfolio and improvement in our earning-asset mix. As we continue to move through this economic downturn, we are focused on aggressively managing the risks associated with the current credit cycle while maintaining our underwriting standards, ” said Mr. Weagley.

Loan Mix:
(unaudited)

(Dollars in thousands)
At quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Real estate loans
Residential	$240,316	$249,258	$255,817	$260,237	$265,597	$265,301
Commercial	256,527	246,089	224,990	163,664	137,585	136,289
Construction	42,075	47,722	50,638	48,494	51,367	53,286
Total real estate loans	538,918	543,069	531,445	472,395	454,549	454,876
Commercial loans	135,232	116,891	98,845	91,492	95,978	94,444
Consumer and other loans	1,481	672	339	592	563	960
Total loans before unearned fees and costs	675,631	660,632	630,629	564,479	551,090	550,280
Unearned fees and costs, net	572	525	592	546	579	567
Total loans	$676,203	$661,157	$631,221	$565,025	$551,669	$550,847

Asset Quality

The Corporation has been successful in maintaining loan credit quality throughout 2008. At December 31, 2008, non-performing assets totaled $4.7 million, or 0.46% of total assets, as compared with $4.4 million, or 0.43%, at December 31, 2007. A decrease in non-accrual loans from December 31, 2007 was primarily attributable to the repayment during the first quarter of 2008 of principal of $2.5 million and interest of $83,277 on one commercial mortgage. During the fourth quarter of 2008, other real estate owned (OREO) increased $3.9 million due solely to the addition of a commercial real estate condominium project in Union County, New Jersey.

“The Corporation is well positioned to weather the unprecedented volatility in the credit markets as we do not have exposure to the sub prime home mortgage business or to other sub prime issues such as collateralized debt obligations. Our home equity portfolio is sound and was originated with conservative underwriting practices,” remarked Mr. Weagley.

At December 31, 2008, the total allowance for loan losses amounted to approximately $6.3 million, or 0.92% of total loans. The allowance for loan losses as a percent of total non-performing loans amounted to 809.1% at December 31, 2008 as compared to 132.2% at December 31, 2007.

Selected credit quality ratios (unaudited)

(Dollars in thousands)
As of or for the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Non-accrual loans	$541	$541	$265	$1,215	$3,907	$986
Troubled debt restructuring	93	95	97	0	0	0
Past due loans 90 days or more and still accruing interest	139	18	0	0	0	0
Total non performing loans	773	654	362	1,215	3,907	986
Other real estate owned (“OREO”)	3,949	0	0	478	501	586
Repossessed assets other than real-estate	0	0	0	0	0	0
Total non performing assets	$4,722	$654	$362	$1,693	$4,408	$1,572
Non performing assets as a percentage of total assets	0.46%	0.06%	0.04%	0.17%	0.43%	0.16%
Non performing loans as a percentage of total loans	0.11%	0.10%	0.06%	0.22%	0.71%	0.18%
Net charge-offs	$251	$45	$106	$68	$8	$53
Net charge-offs as a percentage of average loans for the period (annualized)	0.15%	0.03%	0.07%	0.05%	0.01%	0.04%
Allowance for loan losses as a percentage of period end loans	0.92%	0.92%	0.90%	0.93%	0.94%	0.91%
Allowance for loan losses as a percentage of non-performing loans	809.1%	929.7%	1,563.5%	431.7%	132.2%	509.2%

Total Assets	$1,023,293	$1,042,778	$986,436	$995,167	$1,017,645	$987,790
Total Loans	676,203	661,157	631,221	565,025	551,669	550,847
Average loans for the quarter	670,212	651,766	601,655	565,654	552,521	538,798
Allowance for loan losses	6,254	6,080	5,660	5,245	5,163	5,021

Securities

Investment securities declined by $71.5 million at December 31, 2008 compared to December 31, 2007. The decline is consistent with maintaining the balance sheet strategies the Corporation has previously outlined in seeking to reduce the size of its investment securities portfolio while increasing loans as a percentage of the earning-asset mix.

The reduction in the volume of the investment portfolio provided cash flow for loan funding and forecasted liability outflows. This action had a positive impact on net interest income in the quarter and year ended December 31, 2008.

Deposits/Funding Sources

Deposits totaled $659.5 million at December 31, 2008, a decrease of $17.6 million from September 30, 2008 and a decrease of $39.5 million from December 31, 2007.

The following table reflects the Corporation’s deposits for the periods specified.

Deposit Mix
(unaudited)

(Dollars in thousands)
At quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Checking accounts
Non interest bearing	$113,319	$114,631	$110,891	$117,053	$111,422	$121,884
Interest bearing	139,349	129,070	124,469	125,152	155,406	110,177
Savings deposits	66,359	61,623	63,918	68,028	86,341	92,789
Money market accounts	111,308	140,533	147,202	170,742	196,601	167,442
Time Deposits	229,202	231,287	174,710	141,949	149,300	158,707
Total Deposits	$659,537	$677,144	$621,190	$622,924	$699,070	$650,999

Non-interest bearing deposits totaled $113.3 million at December 31, 2008, a decrease of $1.3 million from September 30, 2008 and an increase of $1.9 million from December 31, 2007. Interest-bearing demand, savings, money market accounts and time deposits decreased $16.3 million from September 30, 2008 as customers' preference in seeking safety and more liquidity became paramount in light of the financial crisis, seeking full FDIC insured core bank products as a safe haven. These interest-bearing deposits declined $41.4 million from December 31, 2007 as a result of a decision to continue to reduce the Corporation’s dependency on more rate sensitive high costing funds, which were subject to maturity and repricing in favor of lower costing wholesale funds available. Time certificates of deposit of $100,000 and over decreased $72.1 million and $19.1 million as compared to September 30, 2008 and December 31, 2007, respectively, as the cost of this type of funding source became competitive with wholesale funds and less attractive as a funding source. Total deposit funding sources, including overnight repurchase agreements (which agreements are part of the demand deposit base), amounted to $689.7 million at December 31, 2008, which represents a decrease of $57.9 million as compared to December 31, 2007. The Corporation expects its deposit gathering efforts to remain strong, supported in part by the recent actions by the FDIC in temporarily raising the deposit insurance limits. The Corporation is a participant in the FDIC’s Transaction Account Guarantee Program. Under this program, all non-interest bearing deposit transaction accounts are fully guaranteed by the FDIC, regardless of dollar amount, through December 31, 2009.

Borrowings totaled $273.6 million at December 31, 2008, reflecting an increase of $50.3 million from December 31, 2007. Overnight customer repurchase transactions covering commercial customer sweep accounts totaled $30.1 million at December 31, 2008 as compared with $48.5 million at December 31, 2007. This shift in the volume of repurchase agreements also accounted for a portion of the change in non-interest bearing commercial checking accounts during the period.

Stockholders' Equity

Total stockholders' equity amounted to $81.7 million, or 7.99% of total assets, at December 31, 2008. Tangible stockholders' equity was $64.6 million, or 6.42% of tangible assets. Book value per common share was $6.29 at December 31, 2008, compared to $6.48 at December 31, 2007. Tangible book value per common share was $4.97 at December 31, 2008 compared to $5.17 at December 31, 2007.

During the three months ended December 31, 2008, the Corporation did not purchase any shares of its common stock. The total shares purchased to date in 2008 totaled 193,083 shares of common stock at an average price of $9.96 per share. At December 31, 2008, there were 652,868 shares available for repurchase under the Corporation’s stock buyback program. Any purchases by the Corporation pursuant to that program may be made, from time to time, in the open market, in privately negotiated transactions or otherwise.

At December 31, 2008, the Corporation's Tier 1 Capital Leverage ratio was 7.71%, the Corporation's total Tier 1 Risk Based Capital ratio was 10.20% and the Corporation's Total Risk Based Capital ratio was 11.01%. Total Tier 1 capital decreased to approximately $78.2 million at December 31, 2008 from $79.1 million at December 31, 2007. At December 31, 2008, the Corporation's capital ratios continued to exceed each of the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act.

On January 12, 2009, the Corporation issued $10 million in nonvoting senior preferred stock to the U.S. Department of Treasury under the Capital Purchase Program. As part of the transaction, the Corporation also issued warrants to the Treasury to purchase 173,410 shares of common stock of the Corporation at an exercise price of $8.65 per share. As previously announced, the Corporation's voluntary participation in the Capital Purchase Program amounted to approximately 50 percent of what the Corporation had qualified for under the Treasury program. The Corporation believes that its participation in this program will strengthen its current well-capitalized position. The funding will be used to support future loan growth.

The Corporation did not repurchase any shares during the fourth quarter ended December 31, 2008 under its current stock buyback program.  At December 31, 2008, 652,868 shares remain available for repurchase under the plan.  As a condition of the Corporation’s participation under the U.S. Treasury’s Capital Purchase Program, shares may not be repurchased for the next three years without approval of the U.S Treasury unless preferred shares are redeemed or transferred to a third party.  At present the Corporation has not requested approval to the Treasury to repurchase shares.

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison, New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At December 31, 2008, the Bank had total assets of $1.0 billion, total deposit  funding sources, which includes overnight repurchase agreements, of $689.7 million and stockholders' equity of $83.8 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

“Return on average tangible stockholders' equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders equity. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The following table presents a reconciliation of return on average stockholders equity and return on average tangible stockholders equity for the periods presented:

(Dollars in thousands)
For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Net income	$1,699	$1,518	$1,408	$1,217	$532	$998
Average stockholders’ equity	$81,088	$80,393	$84,142	$86,921	$87,265	$94,833
Less: Average goodwill and other intangible assets	17,123	17,145	17,169	17,194	17,220	17,245
Average tangible stockholders' equity	$63,965	$63,248	$66,973	$69,727	$70,045	$77,588
Return on average stockholders’ equity	8.38%	7.55%	6.69%	5.60%	2.44%	4.21%
Add: Average goodwill and other intangible assets	2.24	2.05	1.72	1.38	0.60	0.94
Return on average tangible stockholders' equity	10.62%	9.60%	8.41%	6.98%	3.04%	5.15%

"Tangible book value per share" is also a non-GAAP financial measure and represents tangible stockholders' equity (or tangible book value) calculated on a per common share basis. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation's book value per share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of total book value per share to tangible book value per share as of the dates presented:

(Dollars in thousands)
At quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Common shares outstanding	12,991,312	12,988,284	13,016,075	13,113,760	13,155,784	13,692,534
Stockholders’ equity	$81,713	$80,624	$80,393	$85,401	$85,278	$93,730
Less: Goodwill and other intangible assets	17,110	17,132	17,154	17,179	17,204	17,230
Tangible stockholders’ equity	$64,603	$63,492	$63,239	$68,222	$68,074	$76,500
Book value per share	$6.29	$6.21	$6.18	$6.51	$6.48	$6.85
Less: Goodwill and other intangible assets	1.32	1.32	1.32	1.31	1.31	1.26
Tangible book value per share	$4.97	$4.89	$4.86	$5.20	$5.17	$5.59

"Tangible stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration for intangible assets, inasmuch as tangible stockholders' equity and tangible assets both back out goodwill and other intangible assets. The following table presents a reconciliation of total assets to tangible assets and then presents a reconciliation of total stockholders' equity/total assets to tangible stockholders' equity/tangible assets as of the dates presented:

(Dollars in thousands)
At quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Total assets	$1,023,293	$1,042,778	$986,436	$995,167	$1,017,645	$987,790
Less: Goodwill and other intangible assets	17,110	17,132	17,154	17,179	17,204	17,230
Tangible assets	$1,006,183	$1,025,646	$969,282	$977,988	$1,000,441	$970,560
Total stockholders' equity/total assets	7.99%	7.73%	8.15%	8.58%	8.38%	9.49%
Tangible stockholders' equity/tangible assets	6.42%	6.19%	6.52%	6.98%	6.80%	7.88%

Total non-interest income is presented both including and excluding net securities gains (losses). We believe that many investors desire to evaluate non-interest income without regard for securities transactions. The following table presents a reconciliation of total non-interest (or other) income with total non-interest (or other) income excluding the impact of securities transactions.

(Dollars in thousands)
For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Total non-interest income	$615	$47	$1,116	$866	$874	$911
Net securities gains (losses)	(256)	(1,075)	225	-	(43)	14
Total non-interest income, excluding net securities gains (losses)	$871	$1,122	$891	$866	$917	$897

“Efficiency ratio” is a non-GAAP financial measure and is defined as non-interest expense as a percentage of net interest income on a tax equivalent basis plus non-interest income, excluding net securities gains (losses), as follows:

(Dollars in thousands)
For the quarter ended:	12/31/08	9/30/08	6/30/08	3/31/08	12/31/07	9/30/07
Other expense	$4,754	$4,578	$5,188	$4,953	$6,034	$6,080
Net interest income (tax equivalent basis)	$7,086	$7,148	$6,776	$6,117	$5,594	$5,915
Other income, excluding net securities gains (losses)	871	1,122	891	866	917	897
	$7,957	$8,270	$7,667	$6,983	$6,511	$6,812
Efficiency ratio	59.7%	55.4%	67.7%	70.9%	92.7%	89.3%

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding positioning to weather the global financial crisis and to continue the Corporation's growth, the Corporation's ability to further expand market share, to take advantage of future opportunities and to experience long term sustainable revenue growth, anticipated loan growth and improvement in the earning-asset mix and the use of proceeds from the Capital Purchase Program) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2886

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

(Dollars in Thousands)	December 31, 2008	December 31, 2007

ASSETS
Cash and due from banks	$15,031	$20,541
Federal funds sold and securities purchased under agreement to resell	—	49,490
Total cash and cash equivalents	15,031	70,031
Investment securities available-for sale	242,714	314,194
Loans, net of unearned income	676,203	551,669
Less — Allowance for loan losses	6,254	5,163
Net Loans	669,949	546,506
Restricted investment in bank stocks, at cost	10,230	8,467
Premises and equipment, net	18,488	17,419
Accrued interest receivable	4,154	4,535
Bank owned life insurance	22,938	22,261
Other real estate owned	3,949	—
Other assets	18,730	17,028
Goodwill and other intangible assets	17,110	17,204
Total assets	$1,023,293	$1,017,645
LIABILITIES
Deposits:
Non-interest bearing	$113,319	$111,422
Interest-bearing
Time deposits $100 and over	44,878	63,997
Interest-bearing transactions, savings and time deposits $100 and less	501,340	523,651
Total deposits	659,537	699,070
Securities sold under agreement to repurchase	30,143	48,541
Short-term borrowings	15,000	1,123
Long-term borrowings	223,297	168,445
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	8,448	10,033
Total liabilities	941,580	932,367
STOCKHOLDERS’ EQUITY
Preferred stock, no par value:
Authorized 5,000,000 shares; none issued	—	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,190,984 shares in 2008 and 2007; outstanding 12,991,312 shares in 2008 and 13,155,784 shares in 2007	86,908	86,908
Additional paid in capital	5,204	5,133
Retained earnings	16,309	15,161
Treasury stock, at cost (2,199,672 shares in 2008 and 2,035,200 shares in 2007)	(17,796)	(16,100)
Accumulated other comprehensive loss	(8,912)	(5,824)
Total stockholders’ equity	81,713	85,278
Total liabilities and stockholders’ equity	$1,023,293	$1,017,645

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in Thousands, Except Per Share Data)	2008	2007	2008	2007
Interest income:
Interest and fees on loans	9,535	$8,440	36,110	$33,527
Interest and dividends on investment securities:
Taxable interest income	2,439	3,241	10,353	13,585
Non-taxable interest income	511	772	2,547	3,171
Dividends	126	261	771	1,242
Interest on Federal funds sold and securities purchased under agreement to resell	4	83	113	604
Total interest income	12,615	12,797	49,894	52,129
Interest expense:
Interest on certificates of deposit $100 or more	551	942	2,381	3,964
Interest on other deposits	2,604	4,167	10,906	16,871
Interest on borrowings	2,637	2,516	10,808	9,795
Total interest expense	5,792	7,625	24,095	30,630
Net interest income	6,823	5,172	25,799	21,499
Provision for loan losses	425	150	1,561	350
Net interest income after provision for loan losses	6,398	5,022	24,238	21,149
Other income:
Service charges, commissions and fees	489	531	2,015	1,824
Annuity and insurance	22	44	112	298
Bank owned life insurance	247	217	1,203	893
Net securities gains (losses)	(256)	(43)	(1,106)	900
Other income	113	125	420	457
Total other income	615	874	2,644	4,372
Other expense:
Salaries and employee benefits	1,710	2,353	8,505	11,436
Occupancy, net	983	799	3,279	2,843
Premises and equipment	362	437	1,436	1,777
Professional and consulting	152	690	703	2,139
Stationery and printing	97	104	397	465
Marketing and advertising	144	179	637	603
Computer expense	229	150	834	614
Other	1,077	1,322	3,682	4,721
Total other expense	4,754	6,034	19,473	24,598
Income before income tax expense (benefit)	2,259	(138)	7,409	923
Income tax expense (benefit)	560	(670)	1,567	(2,933)
Net income	$1,699	$532	$5,842	$3,856
Earnings per share:
Basic	$0.13	$0.04	$0.45	$0.28
Diluted	$0.13	$0.04	$0.45	$0.28
Weighted average common shares outstanding:
Basic	12,989,304	13,441,082	13,048,518	13,780,504
Diluted	12,995,134	13,469,764	13,061,410	13,840,756

SUMMARY SELECTED QUARTERLY STATISTICAL INFORMATION AND FINANCIAL DATA

(Dollars in Thousands, Except per Share Data)

	Three Months Ended
	12/31/2008	9/30/2008	12/31/2007
Statements of Income Data:
Interest income	$12,615	$12,689	$12,797
Interest expense	5,792	5,829	7,625
Net interest income	6,823	6,860	5,172
Provision for loan losses	425	465	150
Net interest income after provision for loan losses	6,398	6,395	5,022
Other income	615	47	874
Other expense	4,754	4,578	6,034
Income before income tax expense (benefit)	2,259	1,864	(138)
Income tax expense (benefit)	560	346	(670)
Net income	$1,699	$1,518	$532
Earnings per share:
Basic	$0.13	$0.12	$0.04
Diluted	$0.13	$0.12	$0.04
Statements of Condition Data (Period End):
Investments	$242,714	$284,349	$314,194
Total loans	676,203	661,157	551,669
Goodwill and other intangibles	17,110	17,132	17,204
Total assets	1,023,293	1,042,778	1,017,645
Deposits	659,537	677,144	699,070
Borrowings	273,595	281,046	223,264
Stockholders' equity	$81,713	$80,624	$85,278
Dividend Data:
Cash dividends	$1,169	$1,169	$1,171
Dividend payout ratio	68.81%	77.01%	220.01%
Cash dividends per share	$0.09	$0.09	$0.09
Weighted Average Common Shares Outstanding:
Basic	12,989,304	12,990,441	13,441,082
Diluted	12,995,134	13,003,954	13,469,764
Operating Ratios:
Return on average assets	0.66%	0.60%	0.22%
Average stockholders' equity to average assets	7.86%	7.94%	8.82%
Return on average equity	8.38%	7.55%	2.44%
Return on average tangible stockholders’ equity	10.62%	9.60%	3.04%
Book value per common share	$6.29	$6.21	$6.48
Tangible book value per common share	$4.97	$4.89	$5.17
Non-Financial Information (Period End):
Common stockholders of record	640	649	679
Staff-full time equivalent	160	156	172